Exhibit 15.01

LETTER IN LIEU OF CONSENT OF DELOITTE & TOUCHE LLP

October 30, 2020

Flex Ltd.
2 Changi South Lane
Singapore 486123

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Flex Ltd. and its subsidiaries for the three-month and six-month periods ended September 25, 2020 and September 27, 2019, as indicated in our report dated October 30, 2020; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 25, 2020, is incorporated by reference in Registration Statement No. 333-222773 on Form S-3ASR, and Registration Statement Nos. 333-248470, 333-220002, 333-212267, 333-207325, and 333-170710 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

San Jose, California